Exhibit 99.1

Cray Media: Nick Davis 206/701-2123 pr@cray.com	Investors: Paul Hiemstra 206/701-2044 ir@cray.com

CRAY ANNOUNCES SELECTED PRELIMINARY 2011 FINANCIAL RESULTS AND UPDATES 2012 GUIDANCE

Seattle, WA – January 5, 2012 – Global supercomputer leader Cray Inc. (Nasdaq: CRAY) today announced selected preliminary 2011 financial results. The 2011 results presented in this release are based on preliminary financial data and are subject to change until the year-end financial reporting process is complete.

During the fourth quarter of 2011, the Company did not complete the acceptance process on the Cray XK6 upgrade at Oak Ridge National Laboratory which was necessary to achieve the previously stated 2011 outlook. The Company’s efforts to complete system acceptances during the fourth quarter were adversely impacted by further supply issues related to a key component. Based on preliminary results, total revenue for 2011 is expected to be about $230-$240 million and total operating expenses are expected to be in the range of $95 million. Based on these preliminary results, the Company expects to report an operating loss for the year.

“With incredible efforts from our employees and our customers we were able to complete the vast majority of our system acceptances, but due to delays related to a key component of our systems we weren’t able to complete our planned acceptance at Oak Ridge,” said Peter Ungaro, president and CEO of Cray. “This acceptance is currently in process and we expect to complete it in the first quarter of 2012. We previously expected to have record revenue in 2012, and with this change in timing we have increased our outlook accordingly.”

While a wide range of results remains possible for 2012, the Company expects 2012 revenue to be in the range of $400-$420 million. About 25 percent of the total revenue for the year is expected to be recognized in the first quarter with the balance of the revenue heavily weighted to the fourth quarter. Gross margins for 2012 are anticipated to be in the 35 percent range. Total operating expenses for the year are expected to increase to about $120 million, driven primarily by higher investments in our growth initiatives and incentive based compensation. Based on this outlook, we expect to be solidly profitable for 2012.

Upcoming Event

Cray will be attending the 14th Annual Needham Growth Conference at the New York Palace Hotel in New York City. The Cray presentation will be held on Wednesday, January 11, at 10:00 a.m. EST.

The Cray presentation will be available to the public via live audio webcast. To listen to the webcast, go to the Investors section of the Cray website at http://investors.cray.com. An archived version of the webcast will be available on the Cray website for 90 days.

About Cray Inc.

As a global leader in supercomputing, Cray provides highly advanced supercomputers and world-class services and support to government, industry and academia. Cray technology is designed to enable scientists and engineers to achieve remarkable breakthroughs by accelerating performance, improving efficiency and extending the capabilities of their most demanding applications. Cray’s Adaptive Supercomputing vision is focused on delivering innovative next-generation products that integrate diverse processing technologies into a unified architecture, allowing customers to surpass today’s limitations and meeting the market’s continued demand for realized performance. Go to www.cray.com for more information.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933, including, but not limited to, statements related to Cray’s financial guidance and expected operating results, its product development plans and its ability to complete acceptance of the Cray XK6 upgrade at Oak Ridge National Laboratory in the first quarter of 2012. These statements involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions as well as known and unknown risks and uncertainties can affect the accuracy of forward-looking statements and cause actual results to differ materially from those anticipated by these forward-looking statements. Factors that could affect actual future events or results include, but are not limited to, the risk that Cray does not achieve the operational or financial results that it expects, the risk that changes to these preliminary results will be required as a result of completing the financial reporting closing process and financial audit, the risk that Cray is not able to successfully complete its planned product development efforts in a timely fashion or at all, the risk that planned updates to third-party processors, including NVIDIA’s next generation “Kepler” GPUs, are not available with the performance expected or when expected, the risk that Cray will not be able to secure orders for Cray systems to be delivered and accepted in 2012 when or at the levels expected, the risk that the systems ordered by customers are not delivered when expected or do not perform as expected once delivered, the risk that customer acceptances are not received when expected or at all, the risk that Cray is not able to achieve and obtain acceptance of co-funded development milestones when or as expected or at all, the risk that Cray will continue to have further supply issues related to a key component and will not be able to secure components that meet Cray’s specifications in sufficient quantities on time, the risk that Cray is not able to achieve anticipated gross margin or expense levels and such other risks as identified in the Company’s quarterly report on Form 10-Q for the period ended September 30, 2011, and from time to time in other reports filed by Cray with the U.S.

Securities and Exchange Commission. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. Cray undertakes no duty to publicly announce or report revisions to these statements as new information becomes available that may change the Company’s expectations.

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Cray is a registered trademark of Cray Inc. in the United States and other countries and Cray XK6 is a trademark of Cray Inc. Other product and service names mentioned herein are the trademarks of their respective owners.